EXHIBIT 99.1
FOR FURTHER INFORMATION:
AT INVESTOR RELATIONS INTL:
Haris Tajyar
Managing Partner
Ph: 818-382-9702
htajyar@irintl.com
FOR IMMEDIATE RELEASE
JUNE 13, 2008
SILICON MOUNTAIN HOLDINGS APPOINTS CO-FOUNDER AND FORMER CFO AS
NEW CHIEF FINANCIAL OFFICER
BOULDER, Colo., & LOS ANGELES—June 13, 2008 – Silicon Mountain Holdings, Inc., (OTCBB: SLCM), a technology company specializing in high performance interactive computing solutions, today announced that Dennis Clark, a co-founder and former CFO of the Company, has been appointed CFO on an interim basis, to replace Juan Perez, who has been with Silicon Mountain since May 2007 and has resigned effective June 30, 2008 to pursue other business opportunities.
Clark is returning to Silicon Mountain after three years in chief executive positions at two firms – American Environmental Products Inc. from September 2006 to November 2007, and, from December 2007 to March of this year, Altec Internationale LLC, a software start-up providing aviation language software tools to test and train pilots in English.
Clark’s association with Silicon Mountain began in 1997, when he co-founded Silicon Mountain Memory, the Company’s wholly-owned subsidiary, and assumed the post of Chief Financial Officer. He served as CFO until March 2005 and in other roles until November 2005. During that time, he provided financial and operational leadership as the Company grew from a start-up to $15 million in annual sales volume and earned a place on the Inc.500 list of fast-rising businesses for the years of 2005 and 2007. Clark was closely involved with the Company’s first two acquisitions and served on its Board of Directors from November 1997 to April 2007.
Clark received his B.S. in accounting from Southern Nazarene University. Beginning in September 1992, he worked for Coopers & Lybrand and Hein & Associates in public accounting, and he worked in several staff accounting and consulting positions before co-founding Silicon Mountain Memory in 1997.
“We appreciate Juan Perez’ work during the past year, a crucial period of transition for the Company, in which Silicon Mountain Memory completed a reverse merger into Silicon Mountain Holdings, Inc. and integrated significant acquisitions,” said Tré Cates, President and CEO of Silicon Mountain Holdings. “We also are extremely pleased at the return of Dennis Clark, who played a central role in the formation and early growth of our business. Dennis’ experience with capital markets, acquisitions and Silicon Mountain’s own distinctive business environment makes him an ideal choice to lead the Company’s financial operations at this time. We welcome him back warmly.”
To be added to Silicon Mountain’s investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.
About Silicon Mountain Holdings
Silicon Mountain Holdings, Inc. (OTCBB: SLCM) is a technology company specializing in high performance interactive computing solutions. The Company has a strong portfolio of product brands and services that address the storage and security demands of the digital media age. Silicon Mountain has recently announced the third-quarter launch of online backup and is making the transition from lower-margin memory components to higher-margin devices, systems and services. Additional news and information about the Company is available at www.slcmholdings.com.
Forward Looking Statements: This release contains forward-looking statements that involve risks and uncertainties. Silicon Mountain’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in Silicon Mountain’s Annual Report on Form 10-KSB for the year ended December 31, 2007 and any subsequent SEC filings.